Exhibit 23.2

Consent of Independent Auditors

We consent to the incorporation by reference in this registration statement on Form S-3 of Atlas Pipeline Partners, L.P. of our report dated April 15, 2013 relating to our audit of the consolidated financial statements of TEAK Midstream, LLC and subsidiaries as of and for the year ended December 31, 2012 which is included in the Current Report on Form 8-K/A filed by Atlas Pipeline Partners, L.P. on July 18, 2013.

We also consent to the reference to our firm under the caption “Experts” in such registration statement.

/s/ Hein & Associates LLP

Dallas, Texas

February 21, 2014